Exhibit 10(b)










                         Consent of Independent Auditors



We consent to the reference to our firm under the captions "Financial Statements" in each of the Prospectuses in Part A and "Experts" in Part B and to the use of our reports dated March 22, 2002 with respect to the financial statements of IL Annuity and Insurance Company Separate Account 1 and January 31, 2002 with respect to the financial statements and schedules of IL Annuity and Insurance Company, in Post-Effective Amendment No. 12 to the Registration Statement (Form N-4 No. 033-89028) and related Prospectuses of IL Annuity and Insurance Company Separate Account 1 dated May 1, 2002.

/s/ Ernst & Young, LLP

Des Moines, Iowa
April 24, 2002